EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2012 FIRST QUARTER RESULTS; REAFFIRMS FULL YEAR GUIDANCE

LAS VEGAS, NEVADA, February 8, 2012 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2012 first quarter ended December 31, 2011.

We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.

FINANCIAL SUMMARY

Quarter Ended December 31, 2011 Compared to Quarter Ended December 31, 2010

•	Revenues increased $16.1 million, or 46%, to $51.3 million from $35.2 million.

•	Operating Income increased to $3.4 million compared to an operating loss of $3.5 million.

•	Adjusted EBITDA increased to $7.1 million compared to $0.2 million.

•	Net Income was $0.2 million compared to a net loss of $3.6 million.

•	Diluted Earnings per share was $0.02 compared to diluted loss per share of $0.48.

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For our first quarter in the fiscal year ending September 30, 2012 (“Fiscal 2012”), revenues increased 46% to $51.3 million as compared to the first quarter in the fiscal year ended September 30, 2011 (“Fiscal 2011”), reflecting increases in revenues for all four of our reportable segments.

See further discussion under Segment Highlights.

Cost of Revenues and Gross Profit – Fiscal 2012 first quarter cost of revenues was $35.8 million compared to $28.6 million for the prior fiscal year first quarter. The Fiscal 2012 first quarter consolidated gross margin was 30% compared to 19% for the Fiscal 2011 first quarter, reflecting improvements in gross profit, measured as a percentage of revenues from each of our segments. See further discussion under the heading Segment Highlights.

In addition, one of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross profit and gross margin from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Quarter Ended December 31,
	2011	2010
Fine Chemicals	42%	39%
Specialty Chemicals	28%	26%
Aerospace Equipment	25%	33%
Other Businesses	5%	2%

Total Revenues	100%	100%

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3883 HOWARD HUGHES PARKWAY • SUITE 700 • LAS VEGAS, NV 89169

PHONE (702) 735-2200 • FAX (702) 735-4876

Page 1 of Exhibit 99.1

Operating Expenses – For our Fiscal 2012 first quarter, operating expenses were $12.1 million compared to $11.4 million for the prior fiscal year first quarter. The increase in operating expenses is primarily as a result of:

•	Aerospace Equipment segment operating expenses increased by $0.4 million primarily for additional investment in research and development activities.

•

Fine Chemicals segment, Other Businesses segment and Corporate operating expenses were generally consistent between the periods, with each increasing by approximately $0.1 million reflecting numerous individually insignificant changes.

See further discussion of these factors under the heading Segment Highlights.

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

Quarter Ended December 31, 2011 Compared to Quarter Ended December 31, 2010

•	Revenues increased to $21.5 million compared to $13.9 million.

•	Operating loss was $1.2 million compared to $3.6 million.

•	Segment EBITDA was $1.9 million compared to ($0.4) million.

Fine Chemicals segment revenues increased 55% in the Fiscal 2012 first quarter compared to the Fiscal 2011 first quarter primarily due to increased core products revenues from anti-viral products. AFC reported no revenues from anti-viral products in its Fiscal 2011 first quarter due to a gap between production campaigns. Increases in revenues from core products were partially offset by a decline in development products revenues in the Fiscal 2012 first quarter as compared to the prior fiscal year first quarter. The reported decline in development products revenues for the quarter results from timing between the quarters within the fiscal years.

Fine Chemicals segment operating loss was reduced to $1.2 million for the Fiscal 2012 first quarter compared to $3.6 million for the Fiscal 2011 first quarter. The reduction in the operating loss was largely attributed to an increase in production volume and an improvement in gross profit. During the Fiscal 2011 first quarter, AFC reported a negative gross profit that resulted from very low production volume and the corresponding impact from manufacturing overhead rates and inventory valuation. During the Fiscal 2012 first quarter production volume was higher and gross profit improved compared to the Fiscal 2011 first quarter. AFC continues to implement process improvements which are designed to increase manufacturing throughput rates and lower unit production costs. While progress was made during the Fiscal 2012 first quarter, gross margins have not yet improved to targeted levels and as a result AFC continues to report a loss. Significant effort is being expended to correct this situation.

Operating expenses were consistent between the Fiscal 2012 and Fiscal 2011 first quarters. The operating loss for the Fiscal 2011 first quarter included a gain of $1.3 million that resulted primarily from the favorable resolution of property tax appeals. This did not reoccur in the Fiscal 2012 first quarter.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 87% and 81% of Specialty Chemicals segment revenues in the Fiscal 2012 and Fiscal 2011 first quarters, respectively.

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Quarter Ended December 31, 2011 Compared to Quarter Ended December 31, 2010

•	Revenues increased to $14.2 million from $9.0 million.

•	Operating income was $7.6 million compared to $3.6 million.

•	Segment EBITDA was $7.9 million compared to $3.7 million.

The variance in Specialty Chemicals segment revenues reflects the following factors:

•	A 19% increase in perchlorate volume and a 47% increase in the related average price per pound for the Fiscal 2012 first quarter compared to the prior fiscal year first quarter.

•	Sodium azide revenues increased by $0.2 million.

•	Halotron revenues decreased $0.1 million.

The increase in perchlorate volume relates primarily to non-rocket grade perchlorates and occurred due to variance in the timing of customer requirements between the quarterly periods.

Typically, average unit price and unit volume fluctuate in inverse directions. However, the Fiscal 2011 first quarter included substantial revenue recognized for unit volume that was ordered and manufactured during the preceding year and priced lower based on the higher production volume from the preceding fiscal year. This carryover volume had the effect of temporarily lowering the Fiscal 2011 average unit price during the first quarter. Average unit price in the first quarter of Fiscal 2012 was not significantly impacted by carryover volume from the preceding fiscal year.

Specialty Chemicals segment operating income increased in the fiscal 2012 first quarter compared to the prior fiscal year first quarter due to the higher perchlorate volume. For the Fiscal 2012 first quarter the perchlorate product line comprised 87% of segment revenue compared to 81% in the prior fiscal year first quarter. This change in product mix is the primary factor that contributed to an eight point improvement in Specialty Chemicals segment gross margin. Specialty Chemicals segment operating expenses were consistent between the periods.

Aerospace Equipment Segment

Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.

Quarter Ended December 31, 2011 Compared to Quarter Ended December 31, 2010

•	Revenues of $12.8 million increased from $11.5 million.

•	Operating income was $0.9 million compared $0.7 million.

•	Segment EBITDA was $1.2 million compared to $0.9 million.

Aerospace Equipment segment revenues increased 12% in the Fiscal 2012 first quarter as compared to the prior year first quarter, with contributions from both the U.S. based and European based operations. Revenues from the in-space propulsion engines product line was the largest contributor to the increase. Growth in engine sales is due to the continued benefit of the expansion of the market base for this segment’s advanced bipropellant attitude control system engine, both in the U.S. and Europe. Increased revenue from engine sales was offset slightly by reduced revenue in the Fiscal 2012 first quarter for propulsion systems due to quarterly timing.

The Aerospace Equipment segment operating performance improved for the Fiscal 2012 first quarter as compared to the prior fiscal year first quarter. Gross margin, measured as a percentage of segment revenues, improved two points. Enhancements in customer and engineering support have resulted in improved gross margin performance on production programs for the U.S. based operations. The benefits from gross profit improvements were offset in part by an increase of $0.4 million in operating expenses; primarily in the areas of research and development.

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CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of December 31, 2011, we had cash balances of $18.2 million and no borrowings against our asset based lending credit facility.

Operating Cash Flows – Operating activities used cash of $11.3 million for the Fiscal 2012 first quarter compared to providing cash of $9.2 million for the prior fiscal year first quarter.

Significant components of the change in cash flow from operating activities include:

•	An increase in cash provided by Adjusted EBITDA of $6.8 million.

•	An increase in cash used for working capital accounts of $22.5 million, excluding the effects of interest and income taxes.

•	A decrease in cash income taxes refunded of $2.1 million.

•	An increase in cash used to fund pension obligations of $2.5 million.

•	Other increases in cash used by operating activities of $0.2 million.

The increase in cash used for working capital accounts includes several primary components. The Specialty Chemicals segment used cash for working capital during the Fiscal 2012 first quarter compared to generating significant cash from working capital during the Fiscal 2011 first quarter, resulting in a decrease in cash provided by working capital of approximately $26.3 million. Specialty Chemicals segment accounts receivable balances were unusually high at September 30, 2010, and as a result, cash flow generated by the collection of these balances in the Fiscal 2011 first quarter was also unusually high. Cash used by Fine Chemicals segment working capital accounts increased by approximately $2.3 million consistent with the growth in business during the Fiscal 2012 first quarter. Cash used by Aerospace Equipment segment working capital accounts improved by approximately $5.3 million largely because this segment is not experiencing the working capital growth requirements in the Fiscal 2012 first quarter at the magnitude that was required in the Fiscal 2011 first quarter.

During the Fiscal 2011 first quarter, we received income tax refunds from federal income tax carryback claims. This did not reoccur in the Fiscal 2012 first quarter, resulting in a decrease in income tax refunds when comparing the periods.

Cash used to fund pension obligations increased because the return on pension plan assets alone was not sufficient to maintain the minimum funding requirements.

Investing Cash Flows – Capital expenditures in both the Fiscal 2012 and Fiscal 2011 first quarters were primarily associated with maintenance capital spending.

OUTLOOK

We are reaffirming our guidance for Fiscal 2012. We expect consolidated revenues of at least $220.0 million and Adjusted EBITDA of at least $35.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2012 to be approximately $13.0 million.

Our Fiscal 2012 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $15.0 million, interest expense of $10.0 million, share-based compensation expense and other items of $1.0 million and income taxes of $4.0 million to estimated net income of $5.0 million.

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INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2012 first quarter financial results. The investor teleconference will be held Wednesday, February 8, 2012, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 866-804-6922 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference passcode #40327995. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross profit and gross margin in the future, and the statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “future” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

•

We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•

A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

•

Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

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Page 5 of Exhibit 99.1

•

Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements, related costs and our future financial condition, results of operations and cash flows.

•

Our suspended stockholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our business and operations would be adversely impacted in the event of a failure of our information technology infrastructure.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2011 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings

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release are made as of the date hereof and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results and cash flows for the quarter ended December 31, 2011 are not necessarily indicative of the results that will be achieved for future periods.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended December 31,
	2011	2010
Revenues	$51,282	$35,184
Cost of Revenues	35,773	28,568

Gross Profit	15,509	6,616
Operating Expenses	12,131	11,423
Other Operating Gains	14	1,337

Operating Income	3,392	(3,470)
Interest and Other Income (Expense), Net	(227)	(133)
Interest Expense	2,639	2,714

Income (Loss) before Income Tax	526	(6,317)
Income Tax Expense (Benefit)	375	(2,698)

Net Income (Loss)	$151	$(3,619)

Earnings (Loss) per Share:
Basic	$0.02	$(0.48)
Diluted	$0.02	$(0.48)
Weighted Average Shares Outstanding:
Basic	7,540,000	7,504,000
Diluted	7,621,000	7,504,000

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Page 8 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	December 31, 2011	September 30, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$18,245	$30,703
Accounts Receivable, Net	57,411	46,356
Inventories	43,806	39,154
Prepaid Expenses and Other Assets	4,608	4,141
Income Taxes Receivable	153	161
Deferred Income Taxes	7,532	7,532

Total Current Assets	131,755	128,047
Property, Plant and Equipment, Net	109,636	112,232
Intangible Assets, Net	497	585
Goodwill	2,790	2,930
Deferred Income Taxes	14,521	14,788
Other Assets	10,420	10,068

TOTAL ASSETS	$269,619	$268,650

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$10,787	$13,528
Accrued Liabilities	5,084	5,839
Accrued Interest	3,975	1,589
Employee Related Liabilities	6,485	8,410
Income Taxes Payable	134	59
Deferred Revenues and Customer Deposits	21,605	12,730
Current Portion of Environmental Remediation Reserves	11,883	11,999
Current Portion of Long-Term Debt	54	69

Total Current Liabilities	60,007	54,223
Long-Term Debt	105,028	105,034
Environmental Remediation Reserves	13,780	14,174
Pension Obligations	39,261	43,863
Other Long-Term Liabilities	1,662	1,649

Total Liabilities	219,738	218,943

Commitments and Contingencies
Stockholders’ Equity
Preferred Stock - $1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock - $0.10 par value; 20,000,000 shares authorized, 7,612,091 and 7,559,591 issued and outstanding	761	756
Capital in Excess of Par Value	73,621	73,412
Accumulated Deficit	(365)	(516)
Accumulated Other Comprehensive Loss	(24,136)	(23,945)

Total Stockholders’ Equity	49,881	49,707

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$269,619	$268,650

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Three Months Ended December 31,
	2011	2010
Cash Flows from Operating Activities:
Net Income (Loss)	$151	$(3,619)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:
Depreciation and amortization	3,682	3,739
Non-cash interest expense	191	297
Share-based compensation	217	100
Deferred income taxes	264	(10)
Gain on sale of assets	(25)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(11,175)	18,970
Inventories	(4,601)	(2,118)
Prepaid expenses and other current assets	(473)	(2,481)
Accounts payable	(2,703)	1,588
Income taxes	85	(611)
Accrued liabilities	(740)	87
Accrued interest	2,386	2,363
Employee related liabilities	(1,912)	(852)
Deferred revenues and customer deposits	8,898	(5,418)
Environmental remediation reserves	(510)	(517)
Pension obligations, net	(4,602)	(2,099)
Other	(403)	(172)

Net Cash Provided (Used) by Operating Activities	(11,270)	9,247

Cash Flows from Investing Activities:
Capital expenditures	(1,278)	(2,493)
Other investing activities	120	—

Net Cash Used by Investing Activities	(1,158)	(2,493)

Cash Flows from Financing Activities:
Payments of long-term debt	(20)	(16)

Net Cash Used by Financing Activities	(20)	(16)

Effect of Changes in Currency Exchange Rates on Cash	(10)	(18)

Net Change in Cash and Cash Equivalents	(12,458)	6,720
Cash and Cash Equivalents, Beginning of Period	30,703	23,985

Cash and Cash Equivalents, End of Period	$18,245	$30,705

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AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended December 31,
	2011	2010
Operating Segment Data:
Revenues:
Fine Chemicals	$21,475	$13,889
Specialty Chemicals	14,220	9,041
Aerospace Equipment	12,797	11,452
Other Businesses	2,790	802

Total Revenues	$51,282	$35,184

Segment Operating Income (Loss):
Fine Chemicals	$(1,187)	$(3,633)
Specialty Chemicals	7,644	3,557
Aerospace Equipment	881	678
Other Businesses	(72)	(321)

Total Segment Operating Income	7,266	281
Corporate Expenses	(3,874)	(3,751)

Operating Income (Loss)	$3,392	$(3,470)

Depreciation and Amortization:
Fine Chemicals	$3,040	$3,237
Specialty Chemicals	235	118
Aerospace Equipment	309	261
Other Businesses	4	4
Corporate	94	119

Total Depreciation and Amortization	$3,682	$3,739

Segment EBITDA (a):
Fine Chemicals	$1,853	$(396)
Specialty Chemicals	7,879	3,675
Aerospace Equipment	1,190	939
Other Businesses	(68)	(317)

Total Segment EBITDA	10,854	3,901
Less: Corporate Expenses, Excluding Depreciation	(3,780)	(3,632)
Plus: Share-based Compensation	217	100
Plus: Interest and Other Income (Expense), Net	(227)	(133)

Adjusted EBITDA (b)	$7,064	$236

Reconciliation of Net Income (Loss) to Adjusted EBITDA (b):

Net Income (Loss)	$151	$(3,619)
Add Back:
Income Tax Expense (Benefit)	375	(2,698)
Interest Expense	2,639	2,714
Depreciation and Amortization	3,682	3,739
Share-based Compensation	217	100

Adjusted EBITDA	$7,064	$236

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.
(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our revolving credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

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